BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

Exhibit 3.1

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88,

88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Correction

ABOVE SPACE IS FOR OFFICE USE ONLY

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Staffing 360 Solutions, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation (Document No. 20160284321-39)

June 27, 2016

3. Filing date of the original document for which correction is being made:

4. Description of the inaccuracy or defect:

Section I.D.2(b) of the original document includes a typographical error.

5. Correction of the inaccuracy or defect:

Section I.D.2(b) of the original document is hereby corrected to read in its entirety as follows:

"Corporation issues shares of Preferred Stock that are senior to the Series D Preferred Stock in any respect,"

6. Signature:

Executive Chairman

January 25, 2017

X/s/ Brendan Flood

Authorized SignatureTitle *Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Correction

Revised: 1-5-15